                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549


                                  SCHEDULE 13G


                  Under the Securities Exchange Act of 1934
                            (Amendment No. ______)*




                               HealthCentral.com
  -----------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
  -----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   42221V106
  -----------------------------------------------------------------------------
                                 (CUSIP Number)

                               September 14, 2000
  -----------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:


        [ ] Rule 13d-1(b)

        [X] Rule 13d-(c)

        [ ] Rule 13d-1(d)



        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP NO. 42221V106                                                                   PAGE 2 OF 6 PAGES

-----------------------------------------------------------------------------------------------------------
|   1 | Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)            |
|     |                                                                                                   |
|     | DE Holding Company                                                                                |
|     | 31-1658803                                                                                        |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | Check the Appropriate Box if a Member of a Group                                        (a) [   ] |
|     | (See Instructions)                                                                          ----- |
|     |                                                                                         (b) [ X ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC Use Only                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | Citizenship or Place of Organization                                                              |
|     |                                                                                                   |
|     | Delaware                                                                                          |
|-------------------------------|-------|-----------------------------------------------------------------|
|            Number of          |     5 |  Sole Voting Power               -0-                            |
|                               |       |                                                                 |
|             Shares            |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|          Beneficially         |     6 |  Shared Voting Power             2,400,000                      |
|                               |       |                                                                 |
|            Owned by           |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|              Each             |     7 |  Sole Dispositive Power          -0-                            |
|                               |       |                                                                 |
|            Reporting          |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|           Person With         |     8 |  Shared Dispositive Power        2,400,000                      |
|                               |       |                                                                 |
|                               |       |                                                                 |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | Aggregate Amount Beneficially Owned by Each Reporting Person                                      |
|     |                                                                                                   |
|     | 2,400,000                                                                                         |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | Check if the Aggregate Amount in Row (9) Excludes Certain Shares                                  |
|     | (See Instructions)                                                                          [   ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | Percent of Class Represented by Amount in Row (9)                                                 |
|     |                                                                                                   |
|     | 5.0%                                                                                              |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | Type of Reporting Person (See Instructions)                                                       |
|     |                                                                                                   |
|     | CO                                                                                                |
-----------------------------------------------------------------------------------------------------------

 CUSIP NO. 42221V106                                                                   PAGE 3 OF 6 PAGES

-----------------------------------------------------------------------------------------------------------
|   1 | Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)            |
|     |                                                                                                   |
|     | Drug Emporium, Inc.                                                                               |
|     | 31-1064888                                                                                        |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | Check the Appropriate Box if a Member of a Group                                        (a) [   ] |
|     | (See Instructions)                                                                          ----- |
|     |                                                                                         (b) [ X ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC Use Only                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | Citizenship or Place of Organization                                                              |
|     |                                                                                                   |
|     | Delaware                                                                                          |
|-------------------------------|-------|-----------------------------------------------------------------|
|            Number of          |     5 |  Sole Voting Power               -0-                            |
|                               |       |                                                                 |
|             Shares            |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|          Beneficially         |     6 |  Shared Voting Power             2,400,000                      |
|                               |       |                                                                 |
|            Owned by           |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|              Each             |     7 |  Sole Dispositive Power          -0-                            |
|                               |       |                                                                 |
|            Reporting          |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|           Person With         |     8 |  Shared Dispositive Power        2,400,000                      |
|                               |       |                                                                 |
|                               |       |                                                                 |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | Aggregate Amount Beneficially Owned by Each Reporting Person                                      |
|     |                                                                                                   |
|     | 2,400,000                                                                                         |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | Check if the Aggregate Amount in Row (9) Excludes Certain Shares                                  |
|     | (See Instructions)                                                                          [   ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | Percent of Class Represented by Amount in Row (9)                                                 |
|     |                                                                                                   |
|     | 5.0%                                                                                              |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | Type of Reporting Person (See Instructions)                                                       |
|     |                                                                                                   |
|     | CO                                                                                                |
-----------------------------------------------------------------------------------------------------------

        Answer every item. If an item is inapplicable or the answer is in the negative, so state.


ITEM 1 (a).  Name of Issuer:

             HealthCentral.com, a Delaware corporation ("HCC")
             ---------------------------------------------------------------


ITEM 1 (b).  Address of Issuer's Principal Executive Offices:

             6001 Shellmound Street, Suite 800
             Emeryville, CA 94608
             ---------------------------------------------------------------

ITEM 2 (a).  Name of Person Filing:

             DE Holding Company ("DE Holding")
             Drug Emporium, Inc. ("Drug Emporium")
             ---------------------------------------------------------------


ITEM 2 (b).  Address of Principal Business Office or, if None, Residence:

             155 Hidden Ravines Drive
             Powell, OH 43065
             [Both DE Holding and Drug Emporium]
             ---------------------------------------------------------------

ITEM 2 (c).  Citizenship:

             Delaware corporation
             [Both DE Holding and Drug Emporium]
             ---------------------------------------------------------------

ITEM 2 (d).  Title of Class of Securities:

             HCC common stock, par value $0.001 per share ("Common Stock")
             ---------------------------------------------------------------

ITEM 2 (e).  CUSIP Number:

             42221V106
             ---------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IF FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:


             (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

             (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

             (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

             (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

             (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

             (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

             (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

             (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

             (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

             (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

             If this statement if filed pursuant to Rule 13d-1(c), check this box. [ ]

ITEM 4.  OWNERSHIP.

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)     Amount beneficially owned: 2,400,000.

        (b)     Percent of class: 5.0%.

        (c)     Number of shares as to which the person has:

        (i)     Sole power to vote or to direct the vote -0-.

        (ii)    Shared power to vote or to direct the vote 2,400,000.

        (iii)   Sole power to dispose or to direct the disposition of -0-.

        (iv) Shared power to dispose or to direct the disposition of 2,400,000.

        The Common Stock is issuable upon the exercise of 480,000 shares of HCC Series A Preferred Stock, par value $.001 per share ("Preferred Stock"), owned of record by DE Holding. This includes 135,000 shares of Preferred Stock that are subject to an escrow. All or some portion of the escrowed shares of Preferred Stock will be released from escrow on or before September 14, 2001 if certain contingencies relating to indemnification, contractual consents and business relationships are satisfied.

        The percent of class owned is based upon 45,148,235 shares of Common Stock outstanding as of July 31, 2000, as reported in HCC's Form 10-QSB for the quarter ended June 30, 2000, plus 2,400,000 shares of Common Stock issuable to DE Holding upon the conversion of the Preferred Stock.

        The securities enumerated above are directly held by DE Holding, a majority owned subsidiary of Drug Emporium. By virtue of Drug Emporium's majority ownership of DE Holding, and DE Holding's status as a subsidiary of Drug Emporium, both DE Holding and Drug Emporium may be considered to share voting and investment power over the securities. Consequently, Drug Emporium may also be considered to beneficially own the securities. However, Drug Emporium expressly disclaims beneficial ownership of the securities, and this statement shall not be considered an admission that Drug Emporium is, for the purposes of Sections 13(d) or 13(g) of the Exchange Act, a beneficial owner of the securities.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        See response to Item 4.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

        Not Applicable.

ITEM 10.  CERTIFICATIONS.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   September 22, 2000
                                             ---------------------------------
                                                         (Date)


                                              DRUG EMPORIUM, INC.

                                             By:  /s/ David L. Kriegel
                                                ------------------------------
                                                        (Signature)

                                              David L. Kriegel, President
                                             ---------------------------------
                                                     (Name and Title)


                                              DE HOLDING COMPANY

                                             By:  /s/ David L. Kriegel
                                                ------------------------------
                                                        (Signature)

                                                     David L. Kriegel
                                                  Chief Executive Officer
                                             ---------------------------------
                                                     (Name and Title)